SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

July 10, 2007

TRULITE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-51696	20-1372858

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

5 HOUSTON CENTER
1401 McKINNEY STREET, SUITE 900
HOUSTON, TX 77010-4035
(Address of principal executive offices including Zip Code)

                    (713) 888-0660
(Registrant’s telephone number, including area code)

                            N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On July 10, 2007, Trulite, Inc. (the “Company”) and HPC Capital Management (“HPC”) entered into an engagement letter (the “Engagement Agreement”) pursuant to which HPC agreed to provide to the Company on a non-exclusive basis investment banking, financial advisory and consulting services (collectively, the “Services”). The Engagement Agreement may be terminated by either party by delivery of 30 days’ written notice of termination to the other party.

In consideration of the Services, the Company has agreed to pay to HPC a placement fee equal to 10% of the purchase price of any securities sold by the Company in a private placement that occurs during the term of the Engagement Agreement or during the one year period following its termination to investors introduced by HPC to the Company, and to issue to HPC warrants to purchase the Company’s common stock having a term of five years, an exercise price tied to the price at which common stock or common stock equivalents were sold in the private placement. The number of shares of common stock for which the warrants are to be exercisable is to be determined by dividing the aggregate consideration raised by the Company in the private placement by the warrant exercise price and multiplying the quotient by 10%.

Additionally, the Engagement Agreement provides for payment of a fee to HPC based on a percentage of transaction value (the “Business Combination Fee”) if during the term of the Engagement Agreement or for a period of one year thereafter the Company consummates a merger, acquisition, joint venture or similar transaction with a party that was introduced by HPC to the Company. The Business Combination Fee is to be payable in a combination of stock and cash based upon the mix of consideration related in the transaction to which the Business Combination Fee relates.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.74	Agreement, dated July 10, 2007 between Trulite, Inc. and HPC Capital Management

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRULITE, INC.
(Registrant)

Dated: July 18, 2007	By:	/s/ Jonathan Godshall
	Name:	Jonathan Godshall
	Title:	President